Exhibit 21

SUBSIDIARIES OF SYSTEMAX INC.

Company Name	Jurisdiction

Avenue Industrial Supply Company Limited	Canada

C&H Distribution Holdings Inc.	USA (DE)

C&H Distributors, LLC	USA (DE)

Global Equipment Company Inc.	USA (NY)

Global Industrial Distribution Inc.	USA (DE)

Global Industrial Holdings LLC	USA (DE)

Global Industrial Services Inc.	USA (DE)

Industrialsupplies.Com, LLC	USA (DE)

Misco Germany Inc.	USA (NY)

Nexel Industries, Inc. (merged into Global Equipment Company Inc. as of February 8, 2021)	USA (NY)

Systemax Global Solutions Inc. (merged into Global Industrial Services Inc. as of January 1, 2021)	USA (NY)